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                                                                     Exhibit 4.1

                                 AMENDMENT NO. 2
                                       TO
                                RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (the "Amendment") is entered into as of March 24, 2006, between Idera Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement, dated as of December 10, 2001, as amended (the "Rights Agreement"), between the parties hereto.

                                    RECITALS

WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Rights Agreement to modify the definition of Exempted Person to exclude a certain stockholder of the Company from such definition in specified circumstances; and

WHEREAS, the Company has determined that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.

                                    AGREEMENT

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 1(oo) of the Rights Agreement is hereby amended to read in its entirety as follows:

     "(oo) "Exempted Person" shall mean Baker Brothers Investments, together with all of its Affiliates and Associates ("Baker Brothers"), unless and until such time as Baker Brothers, directly or indirectly, becomes the Beneficial Owner of more than 35,000,000 shares (subject to appropriate adjustment to reflect any stock split, reverse stock split, stock dividend, combination, reclassification or other similar recapitalization affecting such shares) of the Common Stock (disregarding for purposes of this calculation any shares of Common Stock purchased by Baker Brothers pursuant to the participation right (the "Participation Right") set forth in Section 5.2 of that certain Common Stock Purchase Agreement, dated March 24, 2006, by and among the Company and the purchasers listed in Exhibit A thereto (the "CSP Agreement")). Notwithstanding the preceding sentence, if following the date on which its Participation Right terminates in accordance with the CSP Agreement, Baker Brothers, directly or indirectly, is or becomes the Beneficial Owner of less than 14% of the Common Stock then outstanding, Baker Brothers immediately shall cease to be an Exempted Person. The Company acknowledges that the Rights Agent has no knowledge of the CSP Agreement.

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2. Section 3(a) of the Rights Agreement is hereby amended by deleting the first sentence of Section 3(a) in its entirety and inserting in lieu thereof the following sentence:

          "Section 3. Issuance of Rights.

          (a) Until the earlier of (i) the Close of Business on the tenth Business Day (or such later date as may be determined by the Board) after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board) after the date that a tender or exchange offer (other than a Permitted Offer) by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2 of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company)."

3. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed entirely within Delaware; provided, however, that all rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

IDERA PHARMACEUTICALS, INC.


By: /s/ Sudhir Agrawal
    ---------------------------------
Name: Sudhir Agrawal
Title: Chief Executive Officer


MELLON INVESTORS SERVICES LLC,
as Rights Agent


By: /s/ John J. Boryczki
    ---------------------------------
Name: John J. Boryczki
Title: Client Relationship Executive